EXHIBIT 4.9


                               ANGEION CORPORATION
                              7601 NORTHLAND DRIVE
                             BROOKLYN PARK, MN 55428



                    7 1/2% Senior Convertible Notes due 2003


                             SUBSCRIPTION AGREEMENT


                                                             As of April 3, 1998


TO THE SUBSCRIBER NAMED ON THE SIGNATURE PAGE HEREOF:

Ladies and Gentlemen:

            Angeion Corporation, a Minnesota corporation (the "COMPANY"), agrees with you as follows:

1.    AUTHORIZATION OF NOTES.

            The Company will authorize the issue and sale of $22,150,000 aggregate principal amount of its 7 1/2% Senior Convertible Notes due 2003 (the "NOTES"). The Notes shall be substantially in the form set out in Exhibit A to the indenture (the "INDENTURE"), between the Company and U.S. Bank National Association, as trustee (the "TRUSTEE"), attached hereto as Exhibit 1, and entitled to the benefits of a registration rights agreement (the "REGISTRATION RIGHTS AGREEMENT") between the Company and you, attached hereto as Exhibit 2, in each case with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in the Confidential Private Placement Memorandum dated March 12, 1998 (the "PRIVATE PLACEMENT MEMORANDUM"); references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.    SALE AND PURCHASE OF NOTES.

            Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing (as defined below) provided for in Section 3, Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate subscription agreements and registration rights agreements (the "Other Agreements") identical with this Agreement and the Registration Rights Agreement with each of the other investors named in Schedule A (the "Other Investors"), providing for the sale at such Closing to each of the Other Investors of Notes in the principal amount specified opposite their name in Schedule A. Your obligation hereunder and the obligations of the Other Investors under the Other Agreements are several and not joint obligations and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or non-performance by any Other Investor thereunder.

3.    CLOSING.

            The sale and purchase of the Notes to be purchased by you and the Other Investors shall occur at the offices of Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, NY 10005-1413, at 10:00 a.m., New York time, at a closing (the "CLOSING") on April 14, 1998 or on such other Business Day thereafter on or prior to April 30, 1998 as may be agreed upon by the Company and you and the Other Investors. At the Closing, the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $1,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery to the Company of the purchase price therefor by wire transfer of immediately available funds. If at the Closing the Company shall fail to tender such Notes to you as provided above in

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this Section 3, or any of the conditions specified in Section 4 shall not have been satisfied, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.    CONDITIONS TO CLOSING.

            Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the satisfaction, prior to or at the Closing, of the following conditions:

4.1.  REPRESENTATIONS AND WARRANTIES.

            The representations and warranties of the Company in this Agreement shall be correct when made and in all material respects at the time of the Closing.

4.2.  PERFORMANCE; NO DEFAULT.

            The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Neither the Company nor any Subsidiary (as defined below) shall have entered into any transaction since the date of the Private Placement Memorandum that would have been prohibited by the Indenture had the Indenture applied since such date.

4.3.  COMPLIANCE CERTIFICATES.

            (a) Officers' Certificate. The Company shall have delivered to you a certificate signed by two executive officers of the Company (an "OFFICERS' CERTIFICATE"), dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.7 have been fulfilled.

            (b) Secretary's Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, this Agreement, the Registration Rights Agreement, the Other Agreements and the Indenture and the reservation of shares of Common Stock issuable upon the conversion of the Notes.

4.4.  OPINIONS OF COUNSEL.

            You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing, from Morrison & Foerster LLP, special counsel for the Company, Oppenheimer Wolff & Donnelly, special Minnesota counsel for the Company and Marcus Magnuson, corporate counsel for the Company, covering in the aggregate the matters set forth in Exhibit 3 and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you). Such counsel may limit such opinions to the laws of New York, California and Minnesota and the federal laws of the United States.

4.5.  PURCHASE PERMITTED BY APPLICABLE LAW, ETC.

            On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, (ii) not violate any applicable law or regulation (including, without limitation, Regulation G, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officers' Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

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4.6.  PRIVATE PLACEMENT NUMBER.

            A Private Placement number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

4.7.  CHANGES IN CORPORATE STRUCTURE.

            Except as specified in the Private Placement Memorandum, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements contained in or incorporated by reference in the Private Placement Memorandum.

4.8.  COMFORT LETTERS.

            (a) You shall have received a letter (the "Initial Letter") of KPMG Peat Marwick LLP, addressed to the Company and the Placement Agents and dated the date hereof, in form and substance satisfactory to you and the Placement Agents.

            (b) You shall have received a letter of KPMG Peat Marwick, LLP, addressed to the Company and the Placement Agents and dated the date of the Closing (i) confirming that they are independent public accountants with respect to the Company and the Subsidiaries within the meaning of Rule 101 of the Code of Professional Conduct of the AICPA and its interpretations and rulings thereunder, (ii) stating, as of the date of such letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Private Placement Memorandum, as of a date not more than three business days prior to the date of such letter), that the conclusions and findings of such accountants with respect to the financial information and other matters covered in the Initial Letter are accurate and (iii) confirming in all material respects the conclusions and findings set forth in the Initial Letter.

4.9.  PROCEEDINGS AND DOCUMENTS.

            The Indenture, the Registration Rights Agreement, the Other Agreements and the Notes shall have been duly authorized, executed and delivered by the Company and the other parties thereto. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you, and you shall have received all such counterpart originals or certified or other copies of such documents as you may reasonably request.

4.10. AUTHORIZATION FOR LISTING ON NASDAQ.

            The Common Stock issuable upon conversion of the Notes shall have been authorized for listing on the Nasdaq National Market ("NASDAQ") and trading in the Common Stock of the Company on Nasdaq shall not have been suspended by the Commission or Nasdaq.

5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

            The Company represents and warrants to you that except as disclosed in the Private Placement Memorandum and Schedule B attached hereto:

5.1.  ORGANIZATION; POWER AND AUTHORITY.

            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, properties, results of operations or prospects of the Company, Angellan (as defined below) and the Subsidiaries taken as a whole (a "MATERIAL ADVERSE EFFECT"). The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this

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Agreement, the Indenture, the Registration Rights Agreement, the Other
Agreements and the Notes, to issue the Common Stock issuable upon the conversion of the Notes and to perform the provisions hereof and thereof.

5.2.  AUTHORIZATION, ETC.

            This Agreement, the Indenture, the Registration Rights Agreement, the Other Agreements, the Notes and the Common Stock issuable upon conversion thereof have been duly authorized by all necessary corporate action on the part of the Company. Assuming that each of this Agreement, the Other Agreements, the Indenture and the Registration Rights Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee and the other party thereto, as the case may be, each of this Agreement, the Other Agreements, the Indenture and the Registration Rights Agreement constitutes, and upon execution and delivery thereof each of the Notes will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and, when issued upon conversion, each of the shares of Common Stock will be validly issued, fully paid and non-assessable and the Board of Directors has duly and validly adopted a resolution reserving such shares for issuance upon conversion.

5.3.  DISCLOSURE.

            (a) The Company has delivered to you and each Other Investor a copy of the Private Placement Memorandum relating to the transactions contemplated hereby. The Private Placement Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. Except as disclosed in the Private Placement Memorandum and Schedule B attached hereto, this Agreement, the Private Placement Memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements contained in or incorporated by reference or accompanying the Private Placement Memorandum, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. All documents incorporated by reference in the Private Placement Memorandum that were filed under the Exchange Act comply in all material respects with the applicable requirements of the Exchange Act and the rules thereunder in effect as of the date of the filing. Except as disclosed in the Private Placement Memorandum, or in one of the documents, certificates or other writings identified therein, or in the financial statements, since July 31, 1997, there has been no change in the condition (financial or otherwise), business, properties, results of operations or prospects of the Company, Angellan or any Subsidiary except changes that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Private Placement Memorandum or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

            (b) No event or circumstance has occurred or exists with respect to the Company, Angellan or any Subsidiary or their respective condition (financial or otherwise), business, properties, results of operations or prospects, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed.

            (c) None of the Company, Angellan or any Subsidiary has any liabilities or obligations which are material, individually or in the aggregate, and which are not disclosed in Commission filings, other than those incurred in the ordinary course of the Company's, Angellan's or such Subsidiarys' respective businesses since July 31, 1997, and which, individually or in the aggregate, have had or are likely to have a Material Adverse Effect.

            (d) The Notes and the Common Stock issuable upon conversion thereof conform and, in the case of the Common Stock issuable upon conversion of the Notes, will conform in all material respects to the descriptions thereof contained in the Private Placement Memorandum; and the shares of Common Stock issued upon conversion of the Notes in the manner contemplated by the Indenture and the Notes, will upon issue be validly issued, fully paid and non-assessable.

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            (e) The Registration Rights Agreement and the Indenture conform in all material respects to the descriptions thereof contained in the Private Placement Memorandum.

5.4.  ORGANIZATION AND OWNERSHIP OF SHARES OF SUBSIDIARIES; AFFILIATES.

            (a) The Company has no subsidiaries (individually a "SUBSIDIARY" and, collectively, the "SUBSIDIARIES") other than those listed on Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997 (the "FORM 10-K") incorporated by reference in the Private Placement Memorandum.

            (b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

            (c) Angellan Medical Systems, LLC ("ANGELLAN") is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Angellan has the limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

            (d) All of the outstanding shares of capital stock of each Subsidiary owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien, except as otherwise disclosed in the Private Placement Memorandum. All of the equity interests of Angellan owned by the Company are owned by the Company free and clear of any Lien, except as otherwise disclosed in the Private Placement Memorandum.

5.5.  CAPITALIZATION.

            (a) Except as described in Schedule B hereto, the authorized equity capitalization of the Company is as set forth in the Private Placement Memorandum, and, the Common Stock conforms in all material respects to the description thereof contained under the heading "Description of Capital Stock" in the Private Placement Memorandum. Except as disclosed in the Private Placement Memorandum and Schedule B hereto, or in Commission filings, there are, as of the date hereof, no outstanding (i) options, warrants, scrips, preemptive rights, first offer rights, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, Angellan or any Subsidiary, or (ii) contracts, commitments, understandings, or arrangements by which the Company, Angellan or any Subsidiary is or may become bound to issue, transfer, deliver, sell, repurchase or redeem shares of capital stock of the Company, Angellan or any Subsidiary or options, warrants, scrips, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible into or exchangeable for shares, of capital stock of the Company, Angellan or any Subsidiary.

            (b) Except as disclosed in the Private Placement Memorandum and except as provided under the Other Agreements, the Company has not, as of the date hereof, granted or agreed to grant any registration rights with respect to any class of its equity securities to any Person.

            (c) Except as disclosed in the Private Placement Memorandum, there are, as of the date hereof, no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company, and the Company is not aware of any other voting trusts, agreements or understandings with respect to the voting of its capital stock.

            (d) Except as disclosed in the Private Placement Memorandum, neither Angellan nor any Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement, other than this Agreement and customary limitations imposed by corporate law statutes, restricting the ability of Angellan or such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any Subsidiary that owns outstanding shares of capital stock or similar equity interests of Angellan or such Subsidiary.

            (e) Except as disclosed in the Private Placement Memorandum, the Company has not entered into any contract or agreement regarding any equity financings.

5.6.  FINANCIAL STATEMENTS.

            The consolidated financial statements contained in or incorporated by reference in the Private Placement Memorandum, together with the related notes thereto, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows of the Company and its consolidated Subsidiaries for the periods so specified. Such financial statements have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.7.  COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

            The execution, delivery and performance by the Company of this Agreement, the Other Agreements, the Indenture, the Registration Rights Agreement, the Notes and the issuance of Common Stock upon conversion of the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company, Angellan or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, license, permit, lease, corporate charter or by-laws, or any other agreement, authorization or instrument to which the Company, Angellan or any Subsidiary is bound or by which the Company, Angellan or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any domestic or foreign court, arbitrator or Governmental Authority applicable to the Company, Angellan or any Subsidiary or (iii) violate any provision of any domestic or foreign law, ordinance, rule or regulation of any Governmental Authority applicable to the Company, Angellan or any Subsidiary, including, without limitation, the Food, Drug and Cosmetic Act, as amended, and the published orders, rules and regulations of the Food and Drug Administration (the "FDA"). The term "GOVERNMENTAL AUTHORITY" means: (a) the government of the United States of America or any State or other political subdivision thereof, or any jurisdiction in which the Company, Angellan or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, Angellan or any Subsidiary; or (b) any domestic or foreign entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government, including, without limitation, the FDA.

5.8.  COMMISSION DOCUMENTS.

            If requested, the Company has delivered or made available to you true and complete copies of Commission filings (including, without limitation, proxy information and solicitation materials). The Company has not provided to you any information which, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company but which has not been so disclosed.

5.9.  GOVERNMENTAL AUTHORIZATIONS, ETC.

            No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Other Agreements, the Indenture, the Registration Rights Agreement, the Notes or the issuance of Common Stock upon conversion of the Notes, except such as may be required (i) under the securities or blue-sky laws of the various states, and
(ii) under the Securities Act, the Trust Indenture Act or rules of the National Association of Securities Dealers (the "NASD") in connection with the registration of the Notes and the Common Stock issuable upon conversion thereof under the Securities Act pursuant to the Registration Rights Agreements.

5.10. LITIGATION; OBSERVANCE OF AGREEMENTS, STATUTES AND ORDERS.

            (a) Except as disclosed in the Private Placement Memorandum, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company, Angellan or

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any Subsidiary or any property of the Company, Angellan or any Subsidiary in any domestic or foreign court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or that could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement, the Other Agreements, the Indenture, the Registration Rights Agreement or the issuance of Common Stock upon conversion of the Notes.

            (b) None of the Company, Angellan or any Subsidiary is in default under any term of any other agreement, authorization or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any domestic or foreign court, arbitrator or Governmental Authority or is in violation of any applicable domestic or foreign law, ordinance, rule or regulation (including, without limitation, the Food, Drug and Cosmetic Act, as amended, and the published orders, rule and regulations thereunder, and Environmental Laws, as defined below) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.11. TAXES.

            The Company, Angellan and the Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate, Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company, Angellan or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company, Angellan and the Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company, Angellan and the Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended July 31, 1997. "MATERIAL" means material in relation to the condition (financial or otherwise), business, properties, results of operations, or prospects of the Company, Angellan and the Subsidiaries taken as a whole.

5.12. TITLE TO PROPERTY; LEASES.

            Except as disclosed in the Private Placement Memorandum, the Company, Angellan and the Subsidiaries have good and sufficient title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects except where the failure to have such title would not have a Material Adverse Effect; and except as disclosed in the Private Placement Memorandum, the Company, Angellan and the Subsidiaries hold any leased real or personal property under valid and enforceable leases.

5.13. LICENSES, PERMITS, ETC.

            Except as disclosed in the Private Placement Memorandum:

            (a) the Company, Angellan and the Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto (each, an "INTANGIBLE" and collectively, the "INTANGIBLES"), that individually or in the aggregate are material in relation to the condition (financial or otherwise), business, properties, results of operations, or prospects of the Company, Angellan and the Subsidiaries taken as a whole, without known conflict with the rights of others;

            (b) to the best knowledge of the Company, no product of the Company, Angellan or any Subsidiary infringes in any material respect any Intangible or other right owned by any other Person; and

            (c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company, Angellan or any Subsidiary with respect to any Intangible or other right owned or used by the Company, Angellan or any Subsidiary.

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5.14. COMPLIANCE WITH ERISA.

            (a) The Company and each trade or business that is treated as a single employer together with the Company (each, an "ERISA AFFILIATE") under
Section 414 of the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time (the "CODE"), have operated and administered employee benefit plans (as defined in
Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA")) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to such employee benefit plans, and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

            (b) The present value of the aggregate benefit liabilities under each employee benefit plan (other than multiemployer plans as such term is defined in section 4001(a)(3) of ERISA), determined as of the end of such plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such plan allocable to such benefit liabilities. The term "BENEFIT LIABILITIES" has the meaning specified in section 4001 of ERISA and the terms "CURRENT VALUE" and "PRESENT VALUE" have the meaning specified in section 3 of ERISA.

            (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of multiemployer plans that individually or in the aggregate are Material.

            (d) The expected post-retirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

            (e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.14(e) is made in reliance upon and subject to the accuracy of your representation in
Section 6.3 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

5.15. PRIVATE OFFERING BY THE COMPANY.


            (a) Neither the Company nor, to the Company's best knowledge, anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you, the Other Investors and not more than 107 other "accredited investors" (as defined in Rule 501(a)(1), (2), (3), (5), (6) or (7) of the Securities Act), each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of
Section 5 of the Securities Act.


            (b) None of the Company, its Subsidiaries or any affiliate (an "AFFILIATE") (as defined in Rule 501(b) of Regulation D under the Securities Act ("REGULATION D")) of the Company, Angellan or the Subsidiaries, or any person acting on its or their behalf has directly or indirectly, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) that is currently or will be integrated with the sale of the Notes in a manner that would require the registration of the Notes or the Common Stock issuable upon conversion thereof under the Securities Act or (ii) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offering of the Notes.

5.16. USE OF PROCEEDS; MARGIN REGULATIONS.

            The Company will apply the proceeds of the sale of the Notes as set forth in the Private Placement Memorandum. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). As used in this Section, the terms "MARGIN STOCK" and "PURPOSE OF BUYING OR CARRYING" shall have the meanings assigned to them in said Regulation G.

5.17. EXISTING INDEBTEDNESS; FUTURE LIENS.

            (a) The Private Placement Memorandum sets forth all outstanding Indebtedness of the Company and the Subsidiaries as of March 11, 1998, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or the Subsidiaries. None of the Company, Angellan or any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company, Angellan or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company, Angellan or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment

            (b) Except as disclosed in the Private Placement Memorandum, none of the Company, Angellan or any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien.

5.18. FOREIGN ASSETS CONTROL REGULATIONS, ETC.

            Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

5.19. STATUS UNDER CERTAIN STATUTES.

            None of the Company, Angellan or any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

5.20. ENVIRONMENTAL MATTERS.

            Except as disclosed in the Private Placement Memorandum, none of the Company, Angellan or any Subsidiary is in violation of any statute, rule, regulation, decision or order of any Governmental Authority or any domestic or foreign court relating to the use, disposal or release of hazardous or toxic substances (collectively, "ENVIRONMENTAL LAWS"), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim individually or in the aggregate is reasonably expected to have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

5.21. MISCELLANEOUS.

            (a) Neither the Company nor its affiliated purchasers, as defined in
Article 100 of Regulation M of the Exchange Act ("REGULATION M"), either alone or with one or more other persons: (i) has taken, either directly or indirectly, any action which was designed to cause or result in, or which has constituted, or which might reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company in connection with the offering of the Notes (the "SUBJECT SECURITIES") pursuant to this Agreement or
(ii) will bid for or purchase any Subject Securities of the Company or any other covered securities (within the meaning of Regulation M) relating to the Subject Securities (together with the Subject Securities, the "COVERED SECURITIES"), or attempt to induce any person to bid for or purchase any Covered Securities, in either case, for the purpose of creating actual or apparent active trading in, or raising the price of the Notes, unless an exemption from Rule 102 of Regulation M is available.

            (b) The Company is subject to and in compliance in all material respects with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and the Company has timely filed all reports required to be filed thereunder within the last 12 months.

6.    REPRESENTATIONS OF THE PURCHASER.

6.1.  INVESTOR QUALIFICATIONS.

            You represent that (a) you are (i) an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities
Act) (an "INSTITUTIONAL ACCREDITED INVESTOR") or (ii) an individual "accredited investor" (as defined in Rule 501(a)(5) or (6) under the Securities Act) (A) whose individual net worth, or joint net worth with your spouse, at the time of purchase of the Notes, exceeds $1,000,000 or (B) who had an individual income in excess of $200,000 in each of the two most recent years or joint income with your spouse in excess of $300,000 in each of those years and you have a reasonable expectation of reaching the same income level in the current year, and (b) this Agreement and the Registration Rights Agreement have been duly authorized by all necessary corporate action on your part.

6.2.  PURCHASE FOR INVESTMENT.

            You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or as a fiduciary for the account of one or more pension or trust funds, each of which is an "accredited investor" within the meaning of Rule 501(a)(7) under the Securities Act and for each of which you exercise sole investment discretion, and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law. You represent that you have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of purchasing the Notes. You represent that you have received a copy of the Private Placement Memorandum and acknowledge that you have had access to such financial and other information, and have been afforded the opportunity to ask such questions of representatives of the Company and receive answers thereto, as you deem necessary in connection with your decision to purchase the Notes.

6.3.  SOURCE OF FUNDS

            If you are an Institutional Accredited Investor, you represent that at least one of the following statements is an accurate representation as to each source of funds (a "SOURCE") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

            (a) if you are an insurance company, the Source (i) is a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account or
(ii) is an insurance company general account as such term is used in PTE (as defined below) 95-60 (issued July 12, 1995); or

            (b) the Source is either (i) an insurance company pooled separate account, within the meaning of Prohibited Transaction Exemption ("PTE") 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

            (c) the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate

(within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, the conditions of
Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

            (d) the Source is a governmental plan; or

            (e) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph
(e); or

            (f) less than 25% of each class of "EQUITY INTERESTS" in the Source is owned by "BENEFIT PLAN INVESTORS" (as such terms are defined in the "plan asset" regulations promulgated by the U.S. Department of Labor at 29 C.F.R. ss. 2510.3-101); or

            (g) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

            As used in this Section 6.2, the terms "EMPLOYEE BENEFIT PLAN", "GOVERNMENTAL PLAN", "PARTY IN INTEREST" and "SEPARATE ACCOUNT" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.    EXPENSES, ETC.

7.1.  TRANSACTION EXPENSES.

            Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses in connection with any amendments, waivers or consents under or in respect of this Agreement, the Registration Rights Agreement, the Indenture or the Notes (whether or not such amendment, waiver or consent becomes effective), including the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Registration Rights Agreement, the Indenture or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Registration Rights Agreement, the Indenture or the Notes, or by reason of being a holder of any Note.

7.2.  SURVIVAL.

            The obligations of the Company under this Section 7 will survive the payment or transfer of any Note, the conversion of any Note into Common Stock, the enforcement, amendment or waiver of any provision of this Agreement, the Registration Rights Agreement, the Indenture or the Notes, and the termination of this Agreement.

8.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

            All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Registration Rights Agreement, the Indenture and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein, the payment of any Note and the conversion of any Note into Common Stock and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Registration Rights Agreement, the Indenture and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

9.    NOTICES.

            All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                        (i) if to you or your nominee, to you or it at the
            address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

                        (ii) if to any other holder of any Note, to such holder
            at such address as such other holder shall have specified to the Company in writing, or

                        (iii) if to the Company, to the Company at its address
            set forth at the beginning hereof to the attention of Peg Norris, Corporate Controller, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 9 will be deemed given only when actually received.

10.   REPRODUCTION OF DOCUMENTS.

            This Agreement, the Registration Rights Agreement, the Indenture and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 10 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

11.   CONFIDENTIAL INFORMATION.

            For the purposes of this Section 11, "CONFIDENTIAL INFORMATION" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 11, (iii) any holder of a Note who is bound by this Section 11, (iv) any investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 11), (v) any federal or state regulatory authority having jurisdiction over you, (vi) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, or (y) in connection with any litigation to which you are a party to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement of (or for the protection of the rights and remedies under) your Notes and this Agreement, the Registration Rights Agreement and the Indenture. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 11 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 11.

12.   SUBSTITUTION OF PURCHASER.

            You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and the Registration Rights Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 12) and the Registration Rights Agreement, such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section 12) and the Registration Rights Agreement, such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement and the Registration Rights Agreement. As used in this section, "AFFILIATE" means, with respect to any Person any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with their correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, contract or otherwise), provided that, in any event, any Person which owns, directly or indirectly, more than 10% of the securities having ordinary voting power for the election of directors or other governing body of a corporation or more than l0% of the partnership or other ownership interests of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

13.   MISCELLANEOUS.

13.1. SUCCESSORS AND ASSIGNS.

            All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

13.2. PAYMENTS DUE ON NON-BUSINESS DAYS.

            Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

13.3. SEVERABILITY.

            Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

13.4. CONSTRUCTION.

            Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

13.5. COUNTERPARTS.

            This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

13.6. GOVERNING LAW.

            This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without regard to the conflict of law rules thereof.

                                   * * * * *

            If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                        Very truly yours,

                                        ANGEION CORPORATION


                                        By
                                          --------------------------------------
                                          Name:
                                          Title:


The foregoing is hereby
agreed to as of the
date thereof.

Name of Subscriber


By
  ------------------------------
  Name:
  Title:

                                                                       EXHIBIT 3


                        MATTERS TO BE COVERED IN COMPANY
                                COUNSEL OPINION*



            1. The Company being duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and the Company having requisite corporate power and authority to issue and sell the Notes and Common Stock issuable upon conversion thereof and to execute and deliver the related documents.

            2. The Company being duly qualified and in good standing as a foreign corporation in appropriate jurisdictions, except where the failure to be duly qualified and in good standing would not have a Material Adverse Effect.

            3. Due authorization and execution of the Indenture, Subscription Agreements, Registration Rights Agreements and Notes and other documents to which the Company is a party and such documents being legal, valid, binding and enforceable.

            4. No conflicts with charter documents, laws, orders, decrees or agreements or documents to which the Company or Angellan is a party, and, to the best knowledge of such counsel, no default in the observance of agreements, statutes, orders, etc.

            5. All shares of Common Stock being duly authorized and validly issued, fully paid and non-assessable.

            6. The Indenture conforms in all material respects with the requirements of the Trust Indenture Act and the rules and regulations of the Commission applicable to an indenture which is qualified thereunder.

            7. All consents required to issue and sell the Notes and Common Stock issuable upon conversion thereof and to execute and deliver the documents having been obtained.

            8. To the best knowledge of such counsel, no litigation questioning validity of documents.

            9. The initial issuance of the Notes and Common Stock issuable upon conversion thereof not requiring registration under the Securities Act of 1933, as amended; no need to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

            10. No violation of Regulations G, T or X of the Federal Reserve Board.

            11. The Company not being an "investment company", or a company "controlled" by an "investment company", under the Investment Company Act of 1940, as amended.

            12. The Company's authorized equity capitalization being as set forth in the Private Placement Memorandum; the Common Stock conforming in all material respects to the description thereof contained under the heading "Description of Capital Stock" in the Private Placement Memorandum; except as described in the Private Placement Memorandum, the holders of the outstanding shares of capital stock of the Company not being entitled to any statutory preemptive or, to the knowledge of such counsel after due inquiry, other rights to subscribe for the Notes or the shares of Common Stock issuable upon conversion thereof; the shares of Common Stock initially issuable upon conversion of the Notes being duly and validly authorized and, when issued upon conversion, will be validly issued, fully paid and non-assessable; and the Board of Directors has duly and validly adopted a resolution reserving such shares of Common Stock for issuance upon conversion. As of the date hereof, to the knowledge of such counsel after due inquiry, except as described in the Private Placement Memorandum, (A) there are no other outstanding shares of capital stock of the Company and, (B) there are no outstanding options or warrants to acquire, or any securities convertible into, any shares of capital stock of the Company.

            13. The statements in the Private Placement Memorandum under the heading "Certain United States Federal Income Tax Considerations", to the extent that they constitute summaries of matters of law or regulation

---------------------------
* The scope and coverage of these opinions shall be the same as the corresponding representations set forth in the Subscription Agreement.

or legal conclusions, have been reviewed by such counsel and fairly summarize the matters described therein in all material respects; and such counsel does not have actual knowledge of any current or pending legal or governmental actions, suits or proceedings which would be required to be described in the Private Placement Memorandum if the Private Placement Memorandum were a prospectus included in a registration statement on Form S-3 which are not described as so required.